SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 10, 2003

ARV ASSISTED LIVING, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-26980 (Commission File Number)	33-0160968 (IRS Employer Identification No.)

245 Fischer Avenue, D-1
Costa Mesa, CA 92626
(Address of Principal Executive Offices and Zip Code)

(714) 751-7400
(Registrant’s telephone number, including area code)

Item 5.    Other Events

On January 3, 2003, ARV Assisted Living, Inc. (“Company”), Prometheus Assisted Living LLC (“Prometheus”), and Jenny Merger Corp., a wholly-owned subsidiary of Prometheus (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Pursuant to the Merger Agreement, on the terms and conditions set forth therein, Merger Sub will merge (the “Merger”) with and into the Company, with the Company as the surviving entity (the “Surviving Corporation”).

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock outstanding immediately prior to the Effective Time (other than shares owned by Prometheus or by LSFRI II Assisted Living LLC as a result of the exercise of that certain warrant to purchase shares of the Company’s common stock dated April 24, 2000) will be converted into the right to receive $3.90 (the “Merger Consideration”) in cash, without interest, and each holder of a stock option granted by the Company to purchase shares of the Company’s common stock will receive in cash without interest, for each share of common stock subject to such option, the excess, if any, of the Merger Consideration over the exercise price per share of such option.

Upon consummation of the Merger, Prometheus will be the beneficial owner of 100% of the capital stock of the Surviving Corporation.

The obligations of the Company, Prometheus, and Merger Sub to consummate the Merger are subject to certain closing conditions, including, among other things, that the Company obtain the affirmative vote of a majority of all the outstanding common stock of the Company. Prometheus currently owns approximately 43.5% of the Company’s outstanding common stock and its affiliate holds a warrant, which if exercised, would result in Prometheus and its affiliates, together, owning approximately 45.8% of the Company’s outstanding common stock.

The Company will file proxy materials with the Securities and Exchange Commission for a special meeting of the Company’s stockholders to vote on the Merger.

The Company also announced that the Company and the United States of America, acting through the U.S. Department of Justice and on behalf of the Office of Inspector General of the U.S Department of Health and Human Services (“U.S.”), entered into a Settlement Agreement effective as of January 2, 2003 (the “Settlement Agreement”), a copy of which is attached as Exhibit 99.2 and incorporated herein by reference. Pursuant to the Settlement Agreement, the parties entered into a settlement granting mutual releases of all outstanding Medicare claims relating to the Company’s former GeriCare unit. The Company, through a wholly-owned subsidiary, acquired GeriCare, a Medicare certified outpatient rehabilitation provider, in 1996 and then ceased all operations of GeriCare in 1998. The Settlement Agreement further provides

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that in exchange for the releases, and without admitting any liability, the Company agreed to pay to the U.S. the sum of $1,625,000.

In a related development, the Company and Prometheus also announced that they entered into agreements to settle the stockholder class action lawsuits that had been filed against them in the Delaware Court of Chancery, New Castle County and the California Superior Court, Orange County.

The parties entered into a Memorandum of Understanding in the case of Louis Lanza v. ARV Assisted Living, Inc., et al., Orange County Superior Court, State of California, Case No. 02CC00291 dated January 3, 2003, as well as a Memorandum of Understanding in the consolidated cases of Mark Levy v. Douglas Pasquale, et al., Court of Chancery, New Castle County, State of Delaware, C.A. No.19926 NC, Harold Obstfeld v. ARV Assisted Living, Inc., et al., Court of Chancery, New Castle County, State of Delaware, C.A No. 19930 NC; Anthony Gualario v. ARV Assisted Living, Inc., et al., Court of Chancery, New Castle County, State of Delaware, C.A. No. 19934 NC; and Breakwater Partners LP v. David P. Collins, et al., Court of Chancery, New Castle County, State of Delaware, C.A. No. 19938 NC, dated January 3, 2003 The settlements, which remain subject to court approval, are intended to resolve all shareholder claims that have or may be filed in connection with the Merger and related disclosures.

The press release relating to the foregoing is attached hereto as Exhibit 99.3 and incorporated herein by reference.

On December 27, 2002, the Company and Douglas M. Pasquale, the Company’s Chairman and Chief Executive Officer, entered into an Amendment to Amended and Restated Executive Employment Agreement (the “Employment Agreement Amendment”), a copy of which is attached hereto as Exhibit 99.4 and incorporated herein by reference.

Additionally, on January 7, 2003, the Company and Continental Stock Transfer & Trust Company (the “Rights Agent”) entered into a Fourth Amendment to Rights Agreement (the “Rights Agreement Amendment”), a copy of which is attached hereto as Exhibit 99.5 and incorporated herein be reference.

The foregoing descriptions of the Merger Agreement, the Settlement Agreement, the Employment Agreement Amendment, and the Rights Agreement Amendment do not purport to be complete and each is qualified in its entirety by reference to such agreement, each of which is attached as an exhibit hereto and incorporated herein by reference.

Item 7.    Exhibits

(c)    Exhibits.

Exhibit No.	Description

99.1	Agreement and Plan of Merger, dated as of January 3, 2003, by and among ARV Assisted Living, Inc., Prometheus Assisted Living LLC and Jenny Merger Corp.

99.2	Settlement Agreement dated as of January 2, 2003 by and between the United States of America and ARV Assisted Living, Inc.

99.3	Press Release dated January 3, 2003

99.4	Amendment to Amended and Restated Executive Employment Agreement dated December 27, 2002 by and between ARV Assisted Living, Inc. and Douglas M. Pasquale

99.5	Fourth Amendment to Rights Agreement dated as of January 7, 2003, by and between ARV Assisted Living, Inc. and Continental Stock Transfer & Trust Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARV ASSISTED LIVING, INC.

Date: January 10, 2003	By:	/S/ Douglas M. Pasquale

	Name:	Douglas M. Pasquale
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Agreement and Plan of Merger, dated as of January 3, 2003, by and among ARV Assisted Living, Inc., Prometheus Assisted Living LLC and Jenny Merger Corp.

99.2	Settlement Agreement dated as of January 2, 2003 by and between the United States of America and ARV Assisted Living, Inc.

99.3	Press Release dated January 3, 2003

99.4	Amendment to Amended and Restated Executive Employment Agreement dated December 27, 2002 by and between ARV Assisted Living, Inc. and Douglas M. Pasquale

99.5	Fourth Amendment to Rights Agreement dated as of January 7, 2003, by and between ARV Assisted Living, Inc. and Continental Stock Transfer & Trust Company

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